OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL YEAR 2009 RESULTS

Houston, Texas - December 11, 2009 - OYO Geospace (NASDAQ: OYOG) today announced net income of $1.8 million, or $0.29 per diluted share, on revenues of $92.9 million for its fiscal year ended September 30, 2009. This compares with a net income of $14.2 million, or $2.31 per diluted share, on revenues of $134.5 million for the prior fiscal year.

For the fourth quarter ended September 30, 2009, the company recorded sales of $22.7 million and a net loss of $1.8 million, or $0.30 per diluted share. For the comparable period last year the company recorded sales of $30.5 million and net income of $3.3 million, or $0.54 per diluted share.

Gary D. Owens, OYO Geospace's Chairman, President and CEO said, "Although our fourth quarter revenues increased sequentially over the third quarter, our results for the fourth quarter were impacted by losses at our Russian and Canadian subsidiaries. These subsidiaries experienced low product demand, excess manufacturing capacity, intense price competition, low utilization of rental equipment and asset write-downs. Since we do not expect a quick turnaround in these regional market conditions, we are reassessing our business strategies in each of these market areas."

"While we survived the global meltdown with a small profit in fiscal year 2009, the year is nevertheless a large disappointment. Still, we were able to generate enough cash flow to pay off our borrowings under our line of credit and we accumulated a cash surplus for the year. The only debt remaining on our balance sheet is mortgage debt on our Houston properties. In addition, we have seen a positive rebound in customer orders which we expect will get us off to a good start in fiscal year 2010."

"We spent considerable time during fiscal year 2009 marketing our new GSR nodal data acquisition system with good success. As previously announced, we recently received an order from Dawson Geophysical of an 8,000-channel GSR system which we expect to deliver in the second quarter of fiscal year 2010. Since that announcement, we received three additional GSR orders totaling 2,148 nodal channels. Two of these orders come from repeat customers, including one customer fielding their second stand alone GSR crew. The other order comes from an international oil company customer for work in Uganda, our fourth such oil company customer requesting the GSR system. We expect to deliver approximately half of these GSR channels in the first quarter of fiscal year 2010 with the remaining channels expected to be delivered in the second quarter. GSR quoting activity remains high at the moment and we are very pleased with customer reception of our GSR system during this difficult business environment. Performance reports from our GSR customers are excellent, and we are off to a good beginning for fiscal year 2010. We believe that our GSR nodal technology is meeting the seismic industry's needs and expectations."

"At the recent Society of Exploration Geophysicists annual meeting and exhibition in Houston, we introduced our latest nodal data acquisition system, the Ocean Bottom Recorder (OBR). The OBR is an autonomous seabed nodal system similar to the GSR and is intended to fill a much-needed niche for autonomous marine seismic data acquisition systems. Field testing of the OBR began in late October and we expect to be able to deliver OBR systems beginning in the second quarter of fiscal year 2010."

"We enter fiscal year 2010 with very low levels of debt, surplus cash reserves, several new product offerings and positive momentum with the rapid acceptance of our GSR nodal data acquisition system. Any further recovery in worldwide energy exploration should enhance our position. Either way, we believe we are well-prepared to meet the challenges ahead."

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)
	Three Months Ended		Year Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
	(unaudited)	(unaudited)	(unaudited)

Net sales	$ 22,705	$ 30,484	$ 92,860	$ 134,495
Cost of sales	18,369	19,099	66,287	87,441
Gross profit	4,336	11,385	26,573	47,054

Operating expenses:
Selling, general and administrative	4,089	3,939	14,572	16,913
Research and development	2,273	2,093	8,062	8,945
Bad debt expense (recovery)	(117)	578	318	1,615
Total operating expenses	6,245	6,610	22,952	27,473

Gain (loss) on sale of assets	(19)	(103)	(12)	604

Income (loss) from operations	(1,928)	4,672	3,609	20,185

Other income (expense):
Interest expense	(83)	(245)	(602)	(897)
Interest income	43	341	809	1,323
Foreign exchange gains (losses)	43	(123)	(414)	(180)
Other, net	7	(2)	(91)	(13)
Total other income (expense), net	10	(29)	(298)	233

Income (loss) before income taxes	(1,918)	4,643	3,311	20,418
Income tax expense (benefit)	(102)	1,343	1,551	6,266

Net income (loss)	$ (1,816)	$ 3,300	$ 1,760	$ 14,152

Basic earnings (loss) per share	$ (0.30)	$ 0.56	$ 0.30	$ 2.40

Diluted earnings (loss) per share	$ (0.30)	$ 0.54	$ 0.29	$ 2.31

Weighted average shares outstanding - Basic	5,980,678	5,928,300	5,950,403	5,908,727
Weighted average shares outstanding - Diluted	5,980,678	6,126,617	6,079,378	6,116,039